Exhibit 10.3

IROBOT CORPORATION

RESTRUCTURING SUPPORT AGREEMENT

December 14, 2025

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED TO THIS RESTRUCTURING SUPPORT AGREEMENT COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF iROBOT CORPORATION, A DELAWARE CORPORATION, AND CERTAIN OF ITS SUBSIDIARIES PARTY HERETO ON THE TERMS AND CONDITIONS SET FORTH IN THE PLAN ATTACHED HERETO AS EXHIBIT A.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OR SECTION 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS RESTRUCTURING SUPPORT AGREEMENT IS A SETTLEMENT PROPOSAL TO CERTAIN HOLDERS OF COMPANY CLAIMS IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO BE AN ADMISSION OF FACT OR LIABILITY.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto, this “Agreement”) is made and entered into as of the date first listed above (the “Execution Date”), by and among the following parties, each in the respective capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i), (ii), and (iii) of this preamble, a “Party” and, collectively, the “Parties”):1

i.

iRobot Corporation (“iRobot” or the “Company”), a corporation incorporated under the Laws of the State of Delaware, and each of iRobot’s subsidiaries that has executed and delivered, or, in the future, executes and delivers, counterpart signature pages to this Agreement (collectively with iRobot, the “Company Parties”); and

ii.

Santrum Hong Kong Co., Limited (“Picea HK”), a Hong Kong company, holder of 100% of the outstanding First Lien Term Loans and Claims consisting of all of the amounts owed by the Company under the Supply Agreement (as defined below); and

iii.

Shenzhen PICEA Robotics Co., Ltd. (f/k/a Shenzhen 3irobotix Co., Ltd.) (“Picea Robotics,” and, collectively with Picea HK, “Picea”), a Chinese company and party with iRobot to both the Supply Agreement and that certain Design Manufacturer and Supply Agreement, dated as of December 11, 2025 (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “New Picea Supply Agreement”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated certain transactions with respect to the Company Parties’ capital structure, operations, and other matters on the terms set forth in this Agreement and in the joint prepackaged plan of reorganization attached as Exhibit A to this Agreement (collectively, the “Restructuring Transactions” and, such plan of reorganization (as it may be amended or supplemented from time to time in accordance with this Agreement, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, including the Plan Supplement, the “Plan”));

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the Debtors commencing voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and effectuating the Restructuring Transactions by means of the Plan (the cases commenced by the Debtors in the Bankruptcy Court, the “Chapter 11 Cases”);

WHEREAS, on the date hereof, the Company Parties and Picea have agreed to the principal terms and conditions of the Restructuring Transactions, as set forth in this Agreement and in the Plan;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Plan, as applicable.

WHEREAS, Picea, in its capacity as the holder of 100% of the First Lien Term Loans, has consented to the Company Parties’ use of Cash Collateral pursuant to the terms of the Cash Collateral Orders to fund the implementation of the Restructuring Transactions through the Chapter 11 Cases;

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement and desire to work together to complete the negotiation of the Definitive Documents, implement the Chapter 11 Cases, and take each of the actions necessary or desirable to effect the Restructuring Transactions, as set forth in this Agreement and in the Plan; and

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Action” means any action, complaint, charge, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, audit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement together with all exhibits, annexes, and schedules to this Agreement in accordance with Section 13.02 of this Agreement (including the Plan).

“Agreement Effective Period” means the period from the RSA Effective Date to the Termination Date.

“Amended First Lien Credit Agreement” means that certain Credit Agreement, dated as of July 24, 2023 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among iRobot, as borrower and Picea HK in its capacity as (a) the Administrative Agent, (b) the Collateral Agent and (c) the Lender thereunder.

“Alternative Transaction Proposal” means any written or oral inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, share issuance, consent solicitation, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, exchange offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, or similar transaction involving any one or more Company Parties or a Claim against or Interest in any one or more Company Parties or any Affiliates, or (b) any other transaction involving one or more Company Parties, in each case that is an alternative to and/or materially inconsistent with one or more of the Restructuring Transactions.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the U.S. Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in Hong Kong, China.

“Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Cash Collateral Motion” means the motion seeking approval of the Debtors’ use of Cash Collateral and the Bankruptcy Court’s entry of the Cash Collateral Orders, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motions.

“Causes of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Collateral” means the collateral under the Collateral Documents.

“Collateral Documents” means any and all security agreements, pledge agreements, financing statements, deeds of trust and any other agreements and documents related thereto that grant the Collateral Agent a security interest in the assets of the Company Group to secure the obligations of the Company Group under the Loan Documents.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims” means, collectively, any Claim against the Company Parties, including Picea HK’s claim on account of the Supply Agreement.

“Company Group” means the Company Parties and all of their Subsidiaries.

“Company Material Adverse Effect” means, any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the assets, liabilities, business, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the Restructuring Transactions or perform its obligations under this Agreement; provided that, solely in the case of clause (x), none of the following shall constitute, or be taken into account in determining whether or not there has been, a Company Material Adverse Effect: any Effect in, to the extent arising from, or to the extent relating to (i) changes after the date of this Agreement in general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) changes after the date of this Agreement in national or international political or social conditions, including the engagement by any Governmental Body in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber, or terrorist attack upon any Governmental Body, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment, or personnel of any Governmental Body, (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including the “Coronavirus” or “COVID-19”), or any quarantine or trade restrictions or travel restrictions, or guidelines of any Governmental Body related thereto, in each case, after the date of this Agreement, (iv) changes after the date of this Agreement in financial,

5

banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract, or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (v) changes or proposed changes after the date of this Agreement in GAAP or any other generally accepted accounting principles or the authoritative interpretation thereof affecting the Company and its Subsidiaries (it being understood and agreed that this clause (v) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP), (vi) changes after the date of this Agreement in Laws and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing (such as with respect to immigration, border, tariff, or import, export, or other trade matters), (vii)(A) the failure to take any action if such action is prohibited by this Agreement, or (B) the negotiation, announcement, or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual, or otherwise, of the business of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors, other commercial partners, or Governmental Bodies, (viii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics, or operating statistics or the inputs into such items; provided, that, such failure with respect to any Effects that are not otherwise excluded from this definition of “Company Material Adverse Effect” shall not be excluded by this clause (viii), (ix) any inability, in and of itself, of the Company or any of its Subsidiaries to pay, or any default or failure to pay, its debts, liabilities or other obligations as they become due, including any illiquidity, cash shortfall, going-concern emphasis-of-matter or similar liquidity constraints; provided, that, such inability with respect to any Effects that are not otherwise excluded from this definition of “Company Material Adverse Effect” shall not be excluded by this clause (ix), (x) the matters disclosed in the Disclosure Statement, (xi) in and of itself the Company or any of its Subsidiaries incurring operating losses, negative operating income, negative cash flow from operations, increased operating costs or decreased revenues, margin compression or other deterioration in operating results or financial performance; provided, that, such event with respect to any Effects that are not otherwise excluded from this definition of “Company Material Adverse Effect” shall not be excluded by this clause (xi), (xii) any action taken or omitted to be taken by, with the express written consent of, or at the express written request of Picea or any of its Affiliates, (xiii)(A) the commencement or pendency of the Chapter 11 Cases; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the Plan, or (3) the Confirmation Order; or (C) any Order of the Bankruptcy Court or any actions or omissions of the Company or any of its Subsidiaries in compliance therewith, or (xiv) any litigation, arbitration, adversary proceeding, investigation, claim, inquiry, or similar action (and any resulting losses, judgments, settlements, fees, costs, or expenses) (A) pending or threatened as of the date hereof or (B) arising out of, resulting from, or relating to the negotiation, execution, announcement, performance, or enforcement of this Agreement, the Restructuring Transactions, the commencement, filing, or pendency of the Chapter 11 Cases, the Plan, the Confirmation Order, or any filings, motions, or proceedings in connection with any of the foregoing; provided, however, that with respect to clauses (i), (ii), (iii), (iv), (v), and (vi), such Effects will not be excluded to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated businesses in the industries and geographies in which the Company and its Subsidiaries operate.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

6

“Confidentiality Agreement” means an executed customary confidentiality agreement with a Company Party and applicable to the confidential information of the Company Group.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and finally approving the Disclosure Statement and Solicitation Materials, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents.

“Debtors” means, collectively, iRobot, iRobot US Holdings, LLC, and iRobot Holdings LLC.

“Definitive Documents” means all of the definitive documents implementing the Restructuring Transactions, including those set forth in Section 3.01 of this Agreement, and, in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments (as applicable).

“Disclosure Statement” means the disclosure statement with respect to the Plan in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable Law, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with this Agreement, which shall be in form and substance satisfactory to Picea.

“Effect” means any event, state of facts, circumstance, change, condition, occurrence, development, condition or effect.

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body, any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final Cash Collateral Order” means the final order entered by the Bankruptcy Court authorizing, approving, and setting for the terms and conditions for the use of Cash Collateral on an final basis.

“Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

7

“First Day Pleadings” means those motions and proposed court orders that the Company files on or after the Petition Date to have heard by the Bankruptcy Court on an expedited basis at the “first day hearing.”

“First Lien Agent” means Picea, in its capacity as administrative agent and collateral agent under the Amended First Lien Credit Agreement and any replacement or successor agent thereto.

“First Lien Secured Parties” means the First Lien Agent and Picea.

“First Lien Term Loan Claims” means any Claim on account of the First Lien Term Loans.

“First Lien Term Loans” means the loans outstanding under the Amended First Lien Credit Agreement.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests in any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests in any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing, approving, and setting for the terms and conditions for the use of Cash Collateral on an interim basis.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction.

“Loan Documents” means the Amended First Lien Credit Agreement, the Collateral Documents, and any other agreements, instruments and documents related thereto.

“Milestones” has the meaning set forth in Schedule 1 attached to this Agreement.

8

“New Organizational Documents” means the new Organizational Documents of Reorganized iRobot and its direct and indirect subsidiaries (as applicable).

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an Entity, an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal entity or association.

“Petition Date” means the first date any of the Debtors commence a Chapter 11 Case.

“Plan Effective Date” means the first Business Day on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Reorganized Debtors” has the meaning ascribed to such term in the Plan.

“Reorganized iRobot” has the meaning ascribed to such term in the Plan.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement, which Restructuring Transactions will be implemented by means of the Plan and the other Definitive Documents.

“Restructuring Transactions Memorandum” has the meaning ascribed to such term in the Plan.

“RSA Effective Date” means the date on which the conditions precedent set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

9

“Scheduling Order” means the order of the Bankruptcy Court setting the date of the hearing to seek entry of the Confirmation Order and granting related relief, which Scheduling Order shall be in accordance with this Agreement and the Definitive Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code and/or on an out-of-court basis.

“Subsidiary” means, with respect to any Entity, any other Entity (i) of which such Entity or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) of which are at any time directly or indirectly owned or controlled by such Entity.

“Supply Agreement” means that certain Original Design Manufacturer and Supply Agreement, dated as of August 15, 2023 by and between iRobot and Picea Robotics, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto.

“Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Sections 11.01, 11.02, 11.03, or 11.04 of this Agreement.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, that the foregoing shall not be deemed to diminish or otherwise alter the consent rights set forth herein;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with its terms; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement (other than the Plan), are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

10

(e) unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(a) unless otherwise specifically stated herein, “dollars” or “$” shall mean lawful money of the United States of America;

(b) unless otherwise specified, references to “days” shall mean calendar days and, when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day (where Business Days are specified), the period in question shall end on the next succeeding Business Day; provided that, Rule 9006 of the Federal Rules of Bankruptcy Procedure shall apply from and after the Petition Date.

1.03. Conflicts. To the extent there is a conflict between the body of this Agreement (without reference to the exhibits, annexes, and schedules hereto), on the one hand, and the Plan or any other exhibits, annexes, and schedules to this Agreement, on the other hand, the terms and provisions of the Plan or any other exhibits, annexes, and schedules to this Agreement shall govern. To the extent there is a conflict between this Agreement (including the Plan and any other exhibits, annexes, and schedules hereto) on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the RSA Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to Picea; and

(b) Picea has executed and delivered a counterpart signature page of this Agreement to counsel to the Company Parties.

11

2.02. This Agreement shall be effective from the RSA Effective Date until validly terminated pursuant to the terms of this Agreement. Picea shall be deemed to have executed this Agreement in respect of all of its Company Claims.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include all customary documents necessary to implement the Restructuring Transactions, including, but not limited to: all documentation necessary to consummate the Plan and commence and administer the applicable Chapter 11 Cases, including the Plan, the Plan Supplement, including the Restructuring Transactions Memorandum, the Disclosure Statement, the Solicitation Materials, the First Day Pleadings, the Confirmation Order, the Scheduling Motion, the Cash Collateral Motion, the Scheduling Order, the Cash Collateral Orders, the New Organizational Documents, the Equity Commitment Documents, and any order, or amendment or modification of any order, entered by the Bankruptcy Court, and all other documents, motions, pleadings, briefs, applications, agreements, supplements and other filings by the Debtors that are related to any of the foregoing (but excluding monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto).

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12 of this Agreement. Further, any Definitive Document not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and Picea.

Section 4. Milestones. The Restructuring Transactions shall be implemented in accordance with the Milestones set forth in Schedule 1 attached to this Agreement, which may only be extended or waived with the express prior written consent (email being sufficient) of the Company Parties and Picea.

Section 5. Commitments of Picea.

5.01. Affirmative Commitments. During the Agreement Effective Period, and subject to the terms and conditions of this Agreement, Picea agrees, in respect of all of its Company Claims to:

(a) use commercially reasonable efforts to timely support, implement, and consummate the Restructuring Transactions on the terms contemplated in this Agreement and the Definitive Documents, including voting all Company Claims owned in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions or reasonably requested by the Company Parties to implement the Restructuring Transactions;

(b) provide any consents required under the Amended First Lien Credit Agreement, and give any notice, order, instruction, or direction to the First Lien Agent, in each case that are reasonably necessary or reasonably requested by the Company Parties to facilitate the consummation of the Restructuring Transactions in accordance with the terms, conditions, and applicable timelines set forth in this Agreement and the Definitive Documents;

12

(c) negotiate in good faith and use commercially reasonable efforts, subject to the consent rights set forth in Section 3 hereof, to execute and perform its respective obligations under the Definitive Documents to which it is required to be a party in a manner consistent with this Agreement;

(d) cooperate in good faith to structure the Restructuring Transactions in a manner that is tax-efficient for the Company Parties and Picea; provided, that the failure to structure the Restructuring Transactions in a manner that is tax-efficient for Picea notwithstanding such good faith efforts shall not be a breach of this Agreement;

(e) (i) to the extent Picea is entitled to vote to accept or reject the Plan, (A) vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials, and (B) not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such vote described in the foregoing Section 5.01(e)(i), and (ii) regardless of whether Picea is entitled to vote to accept or reject the Plan, agree to provide or opt into, and to not opt out of or object to, the releases set forth in the Plan consistent with the terms set forth in this Agreement, and not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such release; provided, that Picea may withhold, revoke, change, or withdraw (or cause to be withheld, revoked, changed or withdrawn) its vote (and upon such revocation, change or withdrawal, such vote shall be deemed void ab initio) in accordance with Section 11 if this Agreement has been terminated in accordance with its terms;

(f) support and take all reasonable actions reasonably requested by the Company Parties to facilitate the solicitation, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement; provided, that such Disclosure Statement and Plan shall be consistent with the terms set forth in this Agreement;

(g) to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Plan, use commercially reasonable efforts to negotiate with the Company Parties in good faith in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment; provided, that the economic outcome for Picea and other material terms of this Agreement must be substantially preserved in such alternate provisions or implementation mechanics; and

(h) forbear from exercising any rights (including any right of set-off) or remedies against any member of the Company Group that it may have under the Amended First Lien Credit Agreement, any Loan Document, and the Supply Agreement, the New Picea Supply Agreement (including seeking collection of outstanding amounts due under the prepetition purchase orders under the Supply Agreement and the New Picea Supply Agreement), and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults, or potential defaults (expressly including any breaches, defaults, events of defaults, or potential defaults occurring during the Agreement

13

Effective Period) by the Company Group. Picea specifically agrees that this Agreement constitutes a direction to the First Lien Agent to refrain from exercising any remedy available or power conferred to the First Lien Agent against the Company Group or any of their assets under each of the Amended First Lien Credit Agreement, except as necessary to effectuate the Restructuring Transactions. Nothing in this Section 5.01(h) shall restrict or limit Picea from taking any action permitted or required to be taken hereunder for the purposes of consummating the Restructuring Transactions, including pursuant to any Definitive Document, or the filing of a proof of claim or interest;

(i) continue supplying inventory to the Company Parties as set forth in the New Picea Supply Agreement;

(j) if applicable, use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals required to be obtained by Picea for the Restructuring Transactions, on the terms contemplated by this Agreement; provided, that nothing in this Agreement shall require Picea to agree to any remedies, the payment of any consideration to any third parties or the giving of anything of value to obtain such person’s approval

(k) in connection with the Plan, agree to exchange its Claims accrued as of the Petition Date arising and payable under and in accordance with the Supply Agreement as set forth in the Plan; and

(l) not pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Company Claims whether held directly or indirectly, except as permitted by this Agreement.

Nothing in this Agreement shall: (a) impair or waive the rights of Picea to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions; (b) prevent Picea from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents; (c) limit the rights of Picea in the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions and would not reasonably be expected to hinder, delay or prevent consummation of the Restructuring Transactions; (d) constitute a waiver or amendment of any term or provision of the Amended First Lien Credit Agreement, the Supply Agreement, or the New Picea Supply Agreement; (e) prevent Picea from taking any perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims or any lien securing any such Company Claims (including the filing of proofs of claim); (f) require Picea or the First Lien Agent to waive any rights, claims or liens against the Company Parties, except as set forth in the Plan or to consent to the use of Cash Collateral except as set forth in the Cash Collateral Orders; or (g) require Picea to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege.

14

5.02. Negative Commitments. During the Agreement Effective Period, Picea agrees, in respect of each of its Company Claims that, to the extent permitted by Law and subject to the other terms hereof, it shall not directly and indirectly:

(a) object to, materially delay, materially impede, or take any other action that is intended to materially interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(b) solicit, initiate, knowingly encourage, knowingly endorse, propose, file, knowingly support, approve, or vote for any Alternative Transaction Proposal;

(c) file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is materially inconsistent with this Agreement;

(d) file or otherwise knowingly support, knowingly encourage, knowingly seek, solicit, pursue, initiate, knowingly assist, join or participate in any challenge to the validity, enforceability or the assumption by the Debtors of the New Picea Supply Agreement in a manner inconsistent with the Plan;

(e) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against the Company Group, including rights or remedies arising from or asserting or bringing any Claims under or with respect to the Amended First Lien Credit Agreement other than in accordance with this Agreement or the Definitive Documents;

(f) initiate, or cause to be initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Plan or the Restructuring Transactions contemplated in this Agreement against the Company Group that is inconsistent with this Agreement or any Definitive Document (it being understood that any litigation or proceeding to enforce this Agreement or any Definitive Document or that is otherwise permitted under this Agreement shall not be construed to be inconsistent with this Agreement); or

(g) object to, delay, impede, or take any other action to materially interfere with the Company Group’s ownership and possession of their assets, wherever located, or materially interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

Section 6. Commitments of the Company Group.

6.01. Affirmative Commitments. Subject to Section 6.02 of this Agreement, during the Agreement Effective Period, each of the Company Parties (or their successors in interest, as applicable) agrees to, and to cause each member of the Company Group to:

(a) (i) pursue, consummate, and implement the Restructuring Transactions on the terms and in accordance with the Milestones set forth in this Agreement (including the Plan), including by negotiating the Definitive Documents in good faith, and (ii) cooperate with Picea to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring Transactions, in each case on the terms set forth in this Agreement;

15

(b) use commercially reasonable efforts to timely take all reasonable actions necessary to facilitate the solicitation, confirmation, approval, and consummation of the Restructuring Transactions, as applicable, to the extent consistent with the terms and conditions in this Agreement and within the timeframes contemplated by this Agreement (including the Plan);

(c) comply in all respects with the Cash Collateral Orders;

(d) if applicable, use commercially reasonable efforts to obtain, or assist the Picea in obtaining, any and all required permits and regulatory and/or third-party approvals for the Restructuring Transactions on the terms contemplated by this Agreement, including regulatory approvals under foreign law as may be applicable, and the HSR Act or similar US or non-US antitrust regulatory approvals;

(e) negotiate in good faith, execute, deliver, and perform its obligations under the Definitive Documents in accordance with the terms of this Agreement and any other required agreements to effectuate and consummate the Restructuring Transactions on the terms set forth in this Agreement;

(f) use commercially reasonable efforts to address, oppose, and/or object to the efforts of any person or Entity seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely objections or written responses), in each case to the extent consistent with the terms and conditions in this Agreement;

(g) promptly inform Picea in writing (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of: (i) any event or circumstance that has occurred that would permit any Party to terminate or that would result in the termination of, this Agreement; (ii) any matter or circumstance that is a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) the threat or commencement of any insolvency proceeding, material lawsuit, investigation, hearing, or enforcement action from or by any person or entity in respect of any Company Party; or (iv) a breach of this Agreement by any Party;

(h) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, take all steps reasonably necessary or desirable to eliminate any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address any such impediment, in a manner reasonably acceptable to Picea;

(i) incorporate into the Plan debtor and third-party releases, including in favor of Picea, to the extent permitted by applicable law, injunctions, discharge, indemnity, and exculpation provisions consistent with the terms set forth in this Agreement and use commercially reasonable efforts to obtain Bankruptcy Court approval of such provisions;

(j) timely file a formal written reply to and oppose any objection filed with the Bankruptcy Court by any person with respect to the Definitive Documents;

16

(k) to the extent applicable, provide (I) counsel to Picea a review period of at least three (3) Business Days prior to the date when the Company Parties intend to file any Definitive Document with the Bankruptcy Court (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), with the filing of such Definitive Document subject to the consent rights set forth in this Agreement, and (II) counsel to Picea a review period of at least three (3) Business Days prior to the date when the Company Parties intend to file any other motion, order or material pleading with the Bankruptcy Court (but excluding monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto) (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), and, as applicable, consult in good faith with counsel to Picea regarding the form and substance of any such proposed filing and, if requested by counsel to Picea prior to any applicable hearing, any arguments in respect thereof;

(l) timely object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

(m) timely object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect and (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions;

(n) timely object to any pleading filed with the Bankruptcy Court or any other court of competent jurisdiction seeking to challenge the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the First Lien Loan Claims or any liens or Collateral securing such First Lien Loan Claims;

(o) promptly (but in any event within 24 hours) notify counsel to Picea in writing (email being sufficient) of the issuance by any Governmental Body, including the Bankruptcy Court, of any order, ruling or similar finding that could reasonably be expected to prevent the consummation of a portion or all of the Restructuring Transactions;

(p) except as otherwise expressly set forth in, or otherwise required by, this Agreement, use commercially reasonable efforts to, (i) conduct its businesses and operations only in the ordinary course in a manner that is materially consistent with past practices, any Cash Collateral budget approved in connection with the Cash Collateral Orders, and in compliance with Law, (ii) maintain its assets, properties, and facilities in their working order condition and repair as of the Execution Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (iii) maintain its books and records in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (iv) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (v) maintain its good standing under the Laws of the state or other jurisdiction in which it is incorporated, organized or formed; and (vi) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course, in a manner that is consistent in all material respects with past practices, and in compliance with Law;

17

(q) as reasonably requested by Picea (which, in each case, may be through counsel to Picea), cause management and advisors of the Company Parties to inform and/or confer with Picea and/or Picea’s counsel as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring Transactions, including those of any Governmental Body; (iii) the business and financial performance of the Company Parties (including liquidity); and (iv) provide timely and reasonable responses to reasonable diligence requests;

(r) cooperate in good faith to structure the Restructuring Transactions in a manner that is tax-efficient for the Picea and the Company Parties; provided, that the failure to structure the Restructuring Transactions in a manner that is tax-efficient for Picea notwithstanding such good faith efforts shall not be a breach of this Agreement; and

(s) seek Bankruptcy Court approval of the Cash Collateral Orders and the Confirmation Order.

6.02. Nothing in this Agreement shall require any Company Party or the board of directors, board of managers, or similar governing body of any Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such person or persons determines in good faith upon the written advice of outside counsel that taking or failing to take such action would violate either applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 6.02 shall not be deemed to constitute a breach of this Agreement; provided that the Company Parties shall provide written notice (which may be by electronic mail) to Picea and counsel to Picea within 24 hours of any determination made in accordance with this Section 6.02 to take or refrain from taking any action with respect to the Restructuring Transactions in reliance on this Section 6.02; provided, further, that the foregoing shall not limit any Party’s right to terminate this Agreement under, and pursuant to, Section 11 of this Agreement.

6.03. Subject only to the terms of Section 6.02 and this Section 6.03, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) provide access to non-public information concerning any Company Party to any Entity that (i) provides a bona fide unsolicited Alternative Transaction Proposal, (ii) executes and delivers a Confidentiality Agreement (which Confidentiality Agreement shall permit the Company to share any Alternative Transaction Proposals, the status of any discussions, and the identity of any counterparty with Picea), and (iii) requests such information (subject in any such case to reasonable procedures in the event such Entity is a competitor); (b) consider, respond to, negotiate with or engage in discussions with respect to, or otherwise cooperate with, any Entity regarding a bona fide unsolicited Alternative

18

Transaction Proposal; and (c) subject to the execution of a Confidentiality Agreement, enter into discussions or negotiations with holders of any Company Claim or Interest (including Picea) any other party in interest, or any other Entity regarding the Restructuring Transactions or such bona fide unsolicited Alternative Transaction Proposal. The Company Parties shall provide to counsel to Picea a copy of any written Alternative Transaction Proposal (and notice and a description of any oral Alternative Transaction Proposal), within 24 hours of the Company or their advisors receipt of such Alternative Transaction Proposal. Following the notice contemplated by the preceding sentence, the Company will negotiate in good faith with Picea (to the extent that Picea wishes to negotiate) with respect to any potential modifications to the Plan or the Restructuring Transactions.

6.04. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document.

6.05. Negative Commitments of the Company Parties. Subject to Section 6.02 of this Agreement, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly, and shall cause each member of the Company Group not to directly or indirectly:

(a) take, or encourage any other person or Entity to take or refrain from taking, any action, directly or indirectly, that would reasonably be expected to breach or be inconsistent with this Agreement, or take or refrain from taking any other action, directly or indirectly, that would reasonably be expected to interfere with or delay the acceptance, implementation, or consummation of the Restructuring Transactions, this Agreement, the Confirmation Order, or the Plan;

(b) take or fail to take any action if such action or failure to act is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of, this Agreement, the Restructuring Transactions described in this Agreement, the Plan, or the Definitive Documents;

(c) execute, agree to execute, file, or agree to file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Definitive Documents, or the Plan;

(d) sell, or file any motion or application seeking to sell, any assets other than in the ordinary course of business without the prior written consent of Picea;

(e) amend any of their Organizational Documents other than as required by this Agreement, including the Plan;

(f) except as permitted by Section 6.03, seek, solicit, initiate, encourage, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Transaction Proposal;

19

(g) pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Interests in the Company Group, whether held directly or indirectly, to the extent such pledge, encumbrance, assignment, sale, or other transfer is inconsistent with the Restructuring Transaction or will impair any of the Company Parties’ tax attributes;

(h) pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any material assets of the Company Group (including any assets constituting Collateral), whether held directly or indirectly, to the extent such pledge, encumbrance, assignment, sale, or other transfer is inconsistent with the Restructuring Transaction or will impair any of the Company Parties’ tax attributes; or

(i) engage in any merger, consolidation, disposition (other than inventory in the ordinary course of business), acquisition (other than inventory in the ordinary course of business), investment, issuance of equity, loan, dividend, incurrence of indebtedness/guarantees (including debtor in possession financing) or other similar transaction, in each case other than the Restructuring Transactions or with the prior consent of Picea.

Section 7. Transfer of Interests and Securities.

7.01. During the Agreement Effective Period, Picea shall not transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any unaffiliated party or to any affiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless such party becomes a party to this Agreement.

Section 8. Representations and Warranties of Picea. Picea represents and warrants to the Company Parties that, as of (i) the Execution Date and (ii) the Plan Effective Date:

(a) (i) subject to Section 7, it is directly or indirectly the sole record owner of 100% of the First Lien Term Loan Claims and any Claims arising under the Supply Agreement and (ii) having made reasonable inquiry, it is not, to the best of its knowledge, the record owner of any Company Claims other than those reflected in Picea’s signature page to this Agreement as of the date of this Agreement;

(b) subject to Section 7, it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims;

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by Picea in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(d) such Company Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way Picea’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

20

(e) it acknowledges the Company Parties’ representation and warranty that the issuance and sale of any equity and any other securities issued pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code, as applicable; and

(f) it has the full direct or indirect power to vote and approve changes to all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law.

Section 9. Representations and Warranties of Company Parties. Each of the Company Parties represents, warrants, and covenants to each other Party that, as of the Execution Date and as of the Plan Effective Date:

(a) Its execution and delivery of this Agreement has been duly authorized by all necessary corporate or other organizational action on its part.

(b) The issuance and sale of any equity and any other securities issued pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code.

(c) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, proxy statements, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 29, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of The Nasdaq Stock Market LLC, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act on or prior to the date hereof did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules, regulations and requirements of the SEC with respect thereto and (b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate).

21

(e) Since November 6, 2025, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries, taken as a whole, other than (a) liabilities or obligations disclosed and reserved for in the most recent balance sheet filed with the SEC or in the notes thereto, (b) liabilities or obligations arising out of or in connection with this Agreement and the Restructuring Transactions, (c) liabilities or obligations incurred in the ordinary course of business of the Company and its Subsidiaries since the most recent balance sheet filed with the last Company SEC Documents as of the Execution Date and all notes related thereto, (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice, or (e) liabilities or obligations to Picea in connection with the Supply Agreement. Other than the secured obligations of the Company Parties to Picea, including any such obligations under the Amended First Lien Credit Agreement and the Supply Agreement, there are no debts or obligations of the Company Group that are secured by any lien, mortgage, security interest, encumbrance or other property interest in any assets of the Company Group totaling in the aggregate more than $4 million, excluding liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’, airports’, navigation authority’s or other like liens, in each case for sums not yet overdue by the underlying terms of the applicable agreement.

(g) The Company and each of its Subsidiaries is, and since December 28, 2024, has been, in compliance in all material respects with Laws applicable to the Company Group.

(h) There is no Action before (or, in the case of threatened Actions, that would be before) or by any Governmental Body or arbitrator pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, except any such Action that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) The Company Parties hereby acknowledge and confirm their due authorization, execution and delivery of the Amended First Lien Credit Agreement and all of the other Loan Documents executed in connection therewith, including the Collateral Documents (in each case, as amended, amended and restated, supplemented or otherwise modified through and including the date hereof) to which they are a party, including all instruments, financing statements, agreements, certificates and documents executed and delivered in connection therewith, and hereby (i) ratify and reaffirm all actions heretofore taken in connection therewith, including without limitation, all of the payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which they are a party (after giving effect hereto), (ii) confirm that each Loan Document to which they are a party, and all Collateral encumbered thereby, will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all obligations under each of the Loan Documents to which they are a party and (iii) acknowledge and agree that each of the Loan Documents to which they are a party or by which they are otherwise bound are and shall continue in full force and effect, all of their obligations under the Loan Documents shall remain valid and enforceable and shall not be impaired or limited by the execution and effectiveness of this Agreement.

22

(j) Without limiting any of the representations and warranties provided in Section 9(c), the Company Parties hereby acknowledge, confirm and agree that (i) as of the close of business on December 14, 2025, the Company Parties are (x) indebted to Picea and its Subsidiaries, as a Lender under the Amended First Lien Credit Agreement, in the principal amount of no less than $184,102,977.30, together with interest accrued and unpaid thereon, and all fees, costs, expenses and other charges due and owing by the Company Parties under the Loan Documents and (y) indebted to Picea and its Subsidiaries under the Supply Agreement, in the amount of no less than $157,847,040.07, (ii) all such amounts are unconditionally owing, without offset, defense or counterclaim of any kind, nature or description whatsoever and (iii) the security interests granted under the Collateral Documents are sufficient to and have granted Picea, as Collateral Agent, a perfected, fully enforceable and non-avoidable lien in and to the Collateral, subject only to liens permitted by the Amended First Lien Credit Agreement.

Section 10. Mutual Representations and Warranties.

10.01 Mutual Representations and Warranties. Each of the Parties represents and warrants to each other Party, severally, and not jointly, that, as of the Execution Date and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state or country of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly contemplated by this Agreement or the Definitive Documents, no consent or approval is required by any person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its certificates of incorporation, bylaws, limited liability company agreements, or other Organizational Documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

23

10.02. No Survival of Representations and Warranties. Each of the representations, warranties (other than the provisions that, by the terms of this Agreement, survive the Plan Effective Date or termination of this Agreement) set forth in Section 8, Section 9, and Section 10 of this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall terminate on the Plan Effective Date or upon termination of this Agreement pursuant to Section 11. Following the Plan Effective Date or the termination of this Agreement, as the case may be, no Party shall make any claim whatsoever for any breach of any such representation or warranty hereunder against the other Parties.

Section 11. Termination Events.

11.01. Picea Termination Events. This Agreement may be terminated by Picea by the delivery to the Company Parties and their counsel of a written notice in accordance with Section 13.08 hereof upon the occurrence of any of the following events:

(a) any Company Party (i) breaches in any material respect any of the representations, warranties, or covenants of such Company Parties, as applicable, and such breach has not been cured (to the extent curable) before the earlier of (A) five (5) Business Days after Picea transmits a written notice in accordance with Section 13.08 hereof detailing any such breach and (B) one (1) calendar day prior to any proposed Plan Effective Date;

(b) any Company Party files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn, stayed, reversed, vacated or modified to be consistent with this Agreement after five (5) Business Days of the Company receiving written notice in accordance with Section 13.08 hereof that such motion, pleading, relief or related document is materially inconsistent with this Agreement; provided, that Picea may terminate this Agreement immediately upon the filing by the Company Parties of any motion seeking debtor in possession financing without the consent of Picea;

(c) the Bankruptcy Court enters an order (i) appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;

(d) any Debtor loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(e) any Debtor withdraws the Plan, or publicly announces its intention not to support the Plan or provides written notice to Picea of its intention to do so;

(f) the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Definitive Documents, or the Restructuring Transactions, and such inconsistent relief is not reversed, vacated, or modified to be consistent with this Agreement within seven (7) Business Days after the date of such issuance;

24

(g) either (i) any Company Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, scope or priority of, or seeking avoidance or subordination of, the First Lien Term Loan Claims or (B) asserting any other cause of action against Picea or (ii) the Bankruptcy Court enters an order providing relief against Picea with respect to any of the foregoing causes of action or proceedings;

(h) any Company Party consents to the standing of any party to assert any cause of action or bring a motion, application, adversary proceeding, or other action or proceeding on behalf of a Debtor challenging the extent, validity, priority, perfection or amount of the First Lien Term Loan Claims;

(i) any Company Group Member’s (i) filing, public announcement, or execution of a definitive written agreement with respect to an Alternative Transaction Proposal or (ii) public announcement of its intent to pursue, an Alternative Transaction Proposal;

(j) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal (including as contemplated by Section 6.02) or (iii) to deliver any notice pursuant to Section 6.02;

(k) the commencement of an involuntary case against any Debtor or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief in respect of any Debtor, or any such Debtor’s debts, or of a substantial part of any such Debtor’s assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

(l) if the Bankruptcy Court or other Governmental Body shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which materially restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Definitive Documents;

(m) any Definitive Document, after execution or approval of any Governmental Body, as applicable, (i) contains terms, conditions, representations, warranties or covenants that are not materially consistent with the terms of this Agreement (it being understood that nothing in this Agreement shall be construed to require the execution of any Definitive Document containing terms, conditions, representations, warranties, or covenants that are not materially consistent with the terms of this Agreement), or (ii) is amended or modified in a manner that is inconsistent with or not permitted by this Agreement without the consent of each applicable Party in accordance with its approval rights under this Agreement;

25

(n) if any of the Confirmation Order or the Cash Collateral Orders shall have been materially and adversely reversed, vacated or modified, without the prior written consent of Picea as required pursuant to Section 3 hereof;

(o) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure has been proximately and primarily caused by any act, omission, or delay on the part of Picea in violation of its obligations under this Agreement;

(p) a Final Order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors and such order materially and adversely affects any Debtor’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions;

(q) the Debtors have not commenced the Chapter 11 Cases by December 17, 2025; and

(r) the termination or modification of any of the Cash Collateral Orders in a manner that is inconsistent with the Plan or this Agreement without the consent of Picea.

11.02. Company Party Termination Events. Any Company Party may terminate this Agreement with respect to all Company Parties upon delivering written notice to Picea and its counsel in accordance with Section 13.08 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by Picea of any provision set forth in this Agreement and such breach has not been cured (to the extent curable) before the earlier of (A) five (5) Business Days after such breach and (B) one (1) calendar day prior to any proposed Plan Effective Date;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel and complying with all obligations in Section 6.02 and Section 6.03, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties, and that such duties require it to pursue an Alternative Transaction Proposal;

(c) Picea files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn five (5) Business Days of the Company receiving written notice in accordance with Section 13.08 of this Agreement that such motion, pleading, or related document is materially inconsistent with this Agreement;

(d) if the Bankruptcy Court or other Governmental Body shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which materially restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Definitive Documents;

26

(e) any Definitive Document, after execution or approval of any Governmental Body, as applicable, (i) contains terms, conditions, representations, warranties or covenants that are not materially consistent with the terms of this Agreement (it being understood that nothing in this Agreement shall be construed to require the execution of any Definitive Document containing terms, conditions, representations, warranties, or covenants that are not materially consistent with the terms of this Agreement), or (ii) is amended or modified in a manner that is inconsistent with or not permitted by this Agreement without the consent of each applicable Party in accordance with its approval rights under this Agreement;

(f) the Parties are unable to come to an agreement on the consensual use of Cash Collateral by December 17, 2025; and

(g) Picea fails to timely vote its Company Claims in favor of the Plan or at any time, in accordance with orders of the Bankruptcy Court, the Bankruptcy Code, and Bankruptcy Rules, changes its vote to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement.

11.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company Parties and Picea.

11.04. Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately after the occurrence of the Plan Effective Date other than with respect to the provisions of this Agreement set forth in Section 13.16.

11.05. Effect of Termination. Upon the occurrence of a Termination Date, upon termination of this Agreement, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, that, no termination shall release any Party with respect to any breach occurring prior to the termination. Nothing in this Agreement shall be construed as prohibiting a Company Party or Picea from contesting whether any such termination is in accordance with its terms. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement materially breached this Agreement in a manner that directly or indirectly caused such termination right. Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

11.06. The Company Parties acknowledge that after the Petition Date, the giving of notice of termination and the exercise of any rights under this Agreement by any Party shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination or the exercise of any remedies was not proper under the terms of this Agreement. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

27

Section 12. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by each Company Party and Picea.

(c) Following the Plan Effective Date and the effective date of any other Definitive Document, any amendments, supplements, or modifications to such Definitive Document shall be in accordance with the terms of such Definitive Document and no longer be subject to the consent or approval rights set forth herein.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13. Miscellaneous.

13.01. Acknowledgement.

(a) Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances of a chapter 11 plan of reorganization.

(b) Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities. Any such offer will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

13.02. Exhibits Incorporated by Reference. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.

13.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

28

13.02. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

13.03. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF ANY SUCH CONTRACTS. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the U.S. District Court for the Southern District of New York in New York City, New York or the state courts located therein, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of such court; (b) waives any objection to laying venue in any such action or proceeding in such court; and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. Notwithstanding the foregoing consent to jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court, solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

13.04. TRIAL BY JURY WAIVER. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

13.05. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

29

13.06. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and Picea and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and Picea were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.07. Successors and Assigns; Third Parties. This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted in this Agreement; provided, that, Picea may assign its rights and obligations under this Agreement to its Affiliates who agree to be bound by the terms hereof and become a party to this Agreement so long as such assignment does not impair its ability to comply with the terms of this Agreement.

13.08. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

iRobot Corporation

8 Crosby Drive

Bedford, MA 01730

Attn: Jeff Engel; Karian Wong; Kevin Lanouette

E-mail: klanouette@irobot.com; karianwong@irobot.com; jengel@irobot.com with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Ave

New York, NY 10019

Attn: Paul M. Basta; Alice Belisle Eaton; John T. Weber; Shafaq Hasan

E-mail: pbasta@paulweiss.com; aeaton@paulweiss.com; jweber@paulweiss.com shasan@paulweiss.com

(b)	if to Picea, to:

Attn: Yang Kaiqi

Building A6, PICEA Group Industrial Park

No. 145 Yuhu Road, Yulv Community, Yutang Subdistrict, Guangming District

Shenzhen, Guangdong Province, the People’s Republic of China

E-mail: yangkq102741@piceacorp.com

30

With copies (which shall not constitute notice) to:

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, CA 90071-2433

Attn.: Roberto Kampfner

Email: rkampfner@whitecase.com

- and -

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn.: David Turetsky

Email: david.turetsky@whitecase.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.09. Independent Due Diligence and Decision Making. Picea hereby acknowledges for the benefit of the Company Parties and their respective advisors that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the securities that may be acquired by it pursuant to the transactions contemplated hereby and has had an opportunity to receive information from the Company Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Picea hereby further confirms for the benefit of the Company Parties and their respective advisors that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Restructuring Transactions, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company Parties set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any remedy of Picea with respect to any fraud.

13.10. Public Disclosure. The Company Parties shall deliver drafts to Picea and its counsel of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public (each a “Public Disclosure”) at least two Business Days before making any such disclosure. Any Public Disclosure shall be reasonably acceptable to Picea.

13.11. No Waiver and Inadmissibility. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, Claims, and defenses and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

31

13.12. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement (including Section 12 of this Agreement) by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.13. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.14. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative. The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

13.15. Capacities of Picea. Picea has entered into this Agreement on account of all Company Claims that it holds or beneficially owns and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.

13.16. Survival. Notwithstanding the termination of this Agreement in accordance with its terms, Section 11.05 and the agreements and obligations of the Parties in Section 13 shall survive such transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

13.17. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties and Picea, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

32

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signatures Follow]

33

IROBOT CORPORATION

on behalf of itself and as each of the entities listed on Exhibit B

By:	/s/ Karian Wong
Name: Title:	Karian Wong Chief Financial Officer

[Company Parties’ Signature Page to Restructuring Support Agreement]

SANTRUM HONG KONG CO., LIMITED

By:	/s/ Gong Haitao
Name: Title:	Gong Haitao Director

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Term Loan Claims (Outstanding Principal Amount)	Approximate $184,102,977.30
Amounts owned under the Supply Agreement	Approximate $73,199,172.65

[Santrum Hong Kong Co., Limited’s Signature Page to Restructuring Support Agreement]

SHENZHEN PICEA ROBOTICS CO., LTD.

By:	/s/ Feng Huiwei
Name: Title:	Feng Huiwei Legal Representative

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Term Loan Claims (Outstanding Principal Amount)	$0
Amounts owned under the Supply Agreement	$84,647,867.42

[Shenzhen PICEA Robotics Co., Ltd.’s Signature Page to Restructuring Support Agreement]

SCHEDULE 1

Milestones

The Restructuring Transactions shall be implemented in accordance with the following milestones (the “Milestones”), each of which shall be extended only with the express prior written consent (email being sufficient) of both the Company Parties and Picea:

1.	The Petition Date shall take place on or before December 17, 2025;

2.	On the Petition Date, the Company Parties shall file the Plan, Disclosure Statement, Scheduling Motion, and the Cash Collateral Motion;

3.	As soon as practicable after the Petition Date, but in any event no later than five (5) days thereafter, the Bankruptcy Court shall enter the Scheduling Order and the Interim Cash Collateral Order;

4.	No later than 30 days after the Petition Date, the Bankruptcy Court shall enter the Final Cash Collateral Order;

5.	No later than 45 days after the Petition Date, the Bankruptcy Court shall enter the Confirmation Order; and

6.

As soon as practicable after entry of the Confirmation Order, but in any event no later than 30 days after entry of the Confirmation Order, the Plan Effective Date shall occur; provided that this Milestone may be extended by the Debtors (with the consent of Picea) up to 30 days if the purpose of such extension is solely to obtain regulatory approvals.

Exhibit A

The Plan

IN THE UNITED STATES BANKRUPTCY COURTFOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
iRobot Corporation, et al.,[2]	)	Case No. [•]
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF iROBOT CORPORATION AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

PAUL, WEISS, RIFKIND,

WHARTON & GARRISON LLP

Paul M. Basta (pro hac vice pending)

Alice Belisle Eaton (pro hac vice pending)

John T. Weber (pro hac vice pending)

1285 Avenue of the Americas

New York, New York 10019

Tel: (212) 373-3000

Fax: (212) 757-3990

Email: pbasta@paulweiss.com

 aeaton@paulweiss.com

 jweber@paulweiss.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated: December 14, 2025

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sean T. Greecher (Del. No. 4484)

Andrew Magaziner (Del. No. 5426)

Shella Borovinskaya (Del. No. 6758)

Kristin L. Cardoza (No. 6871)

Rodney Square

1000 North King Street

P.O. Box 1347

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

amagaziner@ycst.com

sgreecher@ycst.com

sborovinskaya@ycst.com

kcardoza@ycst.com

[2]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: iRobot Corporation (9335); iRobot US Holdings, LLC (5237); and iRobot Holdings LLC (5307). The Debtors’ service address for purposes of these chapter 11 cases is: 8 Crosby Drive, Bedford, MA 01730.

O.	Section 1146 Exemption	35
P.	Preservation of Causes of Action	35
Q.	Employment and Retiree Benefits	36
R.	Dissolution of Certain Debtors	37
S.	Private Company	37

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	37
B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	38
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	39
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	40
E.	Indemnification Obligations	41
F.	Insurance Policies	41
G.	Modifications, Amendments, Supplements, Restatements or Other Agreements	42
H.	Nonoccurrence of Effective Date	42
I.	Reservation of Rights	42
J.	New Picea Supply Agreement	42

ARTICLE VI. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS		43

A.	Disputed Claims Process	43
B.	Allowance of Claims	43
C.	Claims Administration Responsibilities	44
D.	Adjustment to Claims without Objection	44
E.	Disallowance of Claims or Interests	44
F.	No Distributions Pending Allowance	45
G.	Distributions After Allowance	45

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		45

A.	Timing and Calculation of Amounts to Be Distributed	45
B.	Distribution Agent	45
C.	Distribution Record Date	46
D.	Rights and Powers of Distribution Agent	46
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	46
F.	Manner of Payment	47
G.	No Postpetition Interest on Claims	47
H.	Compliance with Tax Requirements	48
I.	Allocations	48
J.	Foreign Currency Exchange Rate	48
K.	Setoffs and Recoupment	49
L.	Claims Paid or Payable by Third Parties	49

ARTICLE VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		50

A.	Discharge of Claims and Termination of Interests	50
B.	Release of Liens	50
C.	Debtor Release	51
D.	Third-Party Release	53
E.	Exculpation	54
F.	Injunction	55
G.	Waiver of Statutory Limitations on Releases	57
H.	Protection against Discriminatory Treatment	57
I.	Document Retention	57
J.	Reimbursement or Contribution	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		58

A.	Conditions Precedent to the Effective Date	58
B.	Waiver of Conditions	59
C.	Substantial Consummation	60
D.	Effect of Nonoccurrence of a Condition	60

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		60

A.	Modification and Amendments	60
B.	Effect of Confirmation on Modifications	60
C.	Revocation or Withdrawal of This Plan	61

ARTICLE XI. RETENTION OF JURISDICTION		61

ARTICLE XII. MISCELLANEOUS PROVISIONS		64

A.	Immediate Binding Effect	64
B.	Additional Documents	65
C.	Payment of Certain Fees	65
D.	Reservation of Rights	65
E.	Successors and Assigns	65
F.	Notices	66
G.	Term of Injunctions or Stays	67
H.	Entire Agreement	67
I.	Exhibits	68
J.	Deemed Acts	68
K.	Severability of Plan Provisions	68
L.	Votes Solicited in Good Faith	68
M.	Request for Expedited Determination of Taxes	69
N.	No Waiver or Estoppel	69
O.	Closing of Chapter 11 Cases	69
P.	Creditor Default	69

INTRODUCTION

iRobot Corporation and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative and distribution purposes, this plan constitutes a separate plan for each Debtor and each Debtor is a proponent of the plan within the meaning of section 1129 of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of iRobot Corporation and Its Debtor Affiliates for a discussion of the Debtors’ history, businesses, properties and operations, projections, risk factors, a summary and analysis of this Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAWS

A. Defined Terms

As used in this Plan or the Confirmation Order, capitalized terms have the meanings set forth below.

1. “510(b) Claim” means a Claim of any kind or nature whatsoever, whether asserted or unasserted that is subject to subordination under section 510(b) of the Bankruptcy Code.

2. “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under Sections 364(c)(1), 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Debtors’ Estates and operating the Debtors’ business; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Debtors’ Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

3. “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

4. “Allowed” means, with respect to any Claim or Interest (or any portion thereof) (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof is determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by the Plan or the Cash Collateral Orders; provided, that notwithstanding the foregoing, the Reorganized Debtors will retain all Claims and defenses with respect to Allowed Claims or Interests that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

5. “Amended First Lien Credit Agreement” means that certain Credit Agreement, dated as of July 24, 2023 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among iRobot, as borrower and Picea HK in its capacity as (a) the Administrative Agent, (b) the Collateral Agent and (c) the Lender thereunder.

6. “Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration, or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration, or notification required under any Antitrust Laws and Foreign Investment Laws.

7. “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1941, the Hart-Scott Rodino Antitrust Improvements Act of 1976 (in each case, as amended), and all other applicable laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger, acquisition or restructuring process.

8. “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

9. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases or, in the event of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

11. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or Hong Kong, China.

12. “Cash” means the legal tender of the United States of America and equivalents thereof, including bank deposits and checks.

13. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

14. “Cash Collateral Orders” means collectively the Interim Cash Collateral Order and the Final Cash Collateral Order.

15. “Cash Collateral Motion” means the motions seeking approval of the Debtors’ use of cash collateral and the Bankruptcy Court’s entry of the Cash Collateral Orders, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motions.

16. “Cause of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, dispute, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

17. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

18. “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

19. “Claims and Noticing Agent” means Stretto, Inc. the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

20. “Claims Register” means the official register of Claims against the Debtors maintained by the Claims and Noticing Agent.

21. “Class” means a category of Holders of Claims or Interests classified together, as set forth in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

22. “Collateral” means the collateral under the Collateral Documents.

23. “Collateral Documents” means any and all security agreements, pledge agreements, financing statements, deeds of trust and any other agreements and documents related thereto that grant the Collateral Agent a security interest in the assets of the Company Parties to secure the obligations of the Company Parties under the Loan Documents.

24. “Combined Notice” means the notice setting forth (a) the date, time, and place of the combined hearing to approve the (i) Disclosure Statement and (ii) Plan, (b) instructions for obtaining copies of the Disclosure Statement and Plan, (c) the objection deadline and the procedures for filing objections to the Disclosure Statement and confirmation of the Plan, (d) procedures in respect of assumption of Executory Contracts and Unexpired Leases, and (e) notice of commencement of these chapter 11 cases, the Debtors propose to serve on the Debtors’ creditor matrix and all interest holders of record, excluding the Debtors and their affiliates.

25. “Company Parties” has the meaning set forth in the Restructuring Support Agreement.

26. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

27. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

28. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

29. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement on a final basis.

30. “Consummation” means the occurrence of the Effective Date.

31. “Cure Claim” means any Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

32. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for current or former directors’, managers’, members’, and officers’ liability issued at any time to or providing coverage to, or for the benefit of, any Debtor, and all agreements, documents, or instruments relating thereto (including any “tail policy”) in effect or purchased on or prior to the Effective Date.

33. “Debtors” has the meaning set forth in the introduction hereof.

34. “Debtor Release” means the releases set forth at Article VIII.C of the Plan.

35. “Definitive Documents” means the (a) Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Scheduling Order; (e) the Scheduling Motion; (f) the Cash Collateral Motion; (g) the Solicitation Materials; (h) the Cash Collateral Orders; (i) the First Day Pleadings or “second day” pleadings; (j) the New Organizational Documents; (k) the Plan Supplement; (l) all other customary documents delivered in connection with transactions of this type (including, without limitation, any and all material documents necessary to implement the Restructuring Transactions); and (m) any order, or amendment or modification of any order, entered by the Bankruptcy Court, and all other documents, motions, pleadings, briefs, applications, orders, agreements, supplements, and other filings by the Debtors, including any summaries or term sheets in respect thereof, that are related to any of the foregoing.

36. “Disallowed” means a Claim or an Interest (or portion thereof) that has been disallowed, denied, dismissed, or overruled pursuant to this Plan, by Final Order of the Bankruptcy Court, or any other court of competent jurisdiction, or pursuant to a settlement.

37. “Disclosure Statement” means the disclosure statement with respect to the Plan in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable Law, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time.

38. “Disputed” means, as to a Claim or Interest, any Claim or Interest that is not yet Allowed or Disallowed.

39. “Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under the Plan, which Entity may include the Claims and Noticing Agent.

40. “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date that is selected by the Debtors.

41. “Effective Date” means the date that is a Business Day selected by the Debtors, with the consent of Picea, on which (a) all conditions to the occurrence of the Effective Date have been satisfied or waived pursuant to Article IX.A and Article IX.A(m), (b) no stay of the Confirmation Order or the Confirmation Recognition Order is in effect, and (c) the Debtors declare the Plan effective.

42. “Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Unit, any agency or political subdivision of any Governmental Unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

43. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

44. “Exculpated Parties” means each of the Debtors’ Estates and their respective fiduciaries, including the Debtors’ directors and officers holding such positions at any time between the Petition Date and Effective Date.

45. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

46. “Existing Equity Interests” means all Interests in iRobot outstanding as of the Petition Date and any 510(b) Claims related thereto.

47. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court, the Clerk of the Bankruptcy Court, or any of its or their authorized designees in the Chapter 11 Cases, including, with respect to a Proof of Claim, the Claims and Noticing Agent.

48. “Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari or motion for leave to appeal that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

49. “Final Cash Collateral Order” means the final order entered by the Bankruptcy Court authorizing, approving, and setting forth the terms and conditions for the use of Cash Collateral on an final basis.

50. “First Day Pleadings” means those motions and proposed court orders that the Company files on or after the Petition Date to have heard by the Bankruptcy Court on an expedited basis at the “first day hearing.”

51. “First Lien Agent” means Picea HK, in its capacity as administrative agent and collateral agent under the Amended First Lien Credit Agreement and any replacement or successor agent thereto.

52. “First Lien Claims” means any Claim of the First Lien Secured Parties on account of the First Lien Loan Documents, including the First Lien Term Loans.

53. “First Lien Loan Documents” means the “Loan Documents” as defined in the Amended First Lien Credit Agreement.

54. “First Lien Secured Parties” means the First Lien Agent and Picea HK, in its capacity as the Holder of 100% of the First Lien Claims.

55. “First Lien Term Loans” means the loans outstanding under the Amended First Lien Credit Agreement.

56. “Foreign Investment Laws” means applicable laws that are designed or intended to screen, prohibit, restrict or regulate foreign investments into such jurisdiction or country, including but not limited to on the basis of cultural, public order or safety, privacy, national or economic security grounds.

57. “General Unsecured Claim” means any Claim against a Debtor that is not a First Lien Claim, an Administrative Claim, a Priority Tax Claim, an Other Secured Claim, an Other Priority Claim, an Intercompany Claim, or any 510(b) Claim. For the avoidance of doubt, General Unsecured Claims shall include any Lease Rejection Claims or any 510(b) Claim related to the foregoing.

58. “Governmental Unit” means any U.S. or non U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator; provided, that “Governmental Unit” as used herein shall include any “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

59. “Holder” means an Entity holding a Claim against or an Interest in a Debtor.

60. “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

61. “Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

62. “Intercompany Interest” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

63. “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement).

64. “Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing, approving, and setting forth the terms and conditions for the use of Cash Collateral on an interim basis.

65. “Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit of competent jurisdiction (including the Bankruptcy Court).

66. “Lease Rejection Claims” means any Claim arising due to a Debtor’s rejection of an Unexpired Lease pursuant to section 365 of the Bankruptcy Code, which shall be subject to the cap imposed by section 502(b)(6) of the Bankruptcy Code.

67. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

68. “Loan Documents” means the Amended First Lien Credit Agreement, the Collateral Documents, and any other agreements, instruments and documents related thereto.

69. “New Board” means the board of directors of Reorganized iRobot, as initially established on the Effective Date in accordance with the terms of the Plan and the applicable New Organizational Documents.

70. “New Common Equity” means the common stock of the Reorganized iRobot to be issued on or after the Effective Date.

71. “New Organizational Documents” means the new Organizational Documents of Reorganized iRobot, which shall be in form and substance acceptable to the Company Parties and Picea.

72. “New Picea Supply Agreement” has the meaning set forth in Article V.J of the Plan.

73. “Non-Debtor Affiliate” means any subsidiary of a Debtor that is not a Debtor.

74. “Order” means any judgment, order, award, injunction, writ, permit, license, or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

75. “Organizational Documents” means, with respect to any Company Party, the documents by which such Company Party was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

76. “Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.

77. “Other Secured Claim” means any Secured Claim against any Debtor other than First Lien Claims.

78. “Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Unit.

79. “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Unit, or any legal entity or association.

80. “Petition Date” means the first date any of the Debtors commence the Chapter 11 Cases.

81. “Picea” means, collectively, Picea HK and Picea Robotics.

82. “Picea Advisors” means, collectively, (i) White & Case LLP, (ii) Richards Layton & Finger PA, as local Delaware counsel, and (iii) each other local, foreign, regulatory or special counsel, consultant, or advisor selected by Picea HK, in its capacity as First Lien Agent and Holder of First Lien Claims to provide advice in connection with the Restructuring Transactions.

83. “Picea HK” means Santrum Hong Kong Co., Limited, a Hong Kong company.

84. “Picea HK Supply Agreement Claims” means any Claim of Picea HK on account of the Picea Supply Agreement.

85. “Picea Robotics” means Shenzhen PICEA Robotics Co., Ltd. (f/k/a Shenzhen 3irobotix Co., Ltd.).

86. “Picea Supply Agreement” means that certain Original Design Manufacturer and Supply Agreement, dated as of August 15, 2023, by and between iRobot Corporation and Picea (as amended, restated, supplemented, or otherwise modified from time to time, together with all exhibits, schedules, appendices, annexes, and other attachments thereto).

87. “Plan” means this joint prepackaged plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time, including the Plan Supplement, which shall be, in each case, at all times in form and substance reasonably acceptable in all respects to the Debtors and Picea and otherwise consistent with the consent rights in the Restructuring Support Agreement.

88. “Plan Supplement” means the compilation of term sheets, documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, which shall be in form and substance acceptable to the Debtors and Picea.

89. “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor entitled to priority as specified in section 507(a)(8) of the Bankruptcy Code.

90. “Professional” means any Entity (a) employed pursuant to an Order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

91. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been previously paid.

92. “Professional Fee Escrow” means an account, which may be interest-bearing, funded by the Debtors with Cash prior to the Effective Date in an amount equal to the Professional Fee Escrow Amount.

93. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors and Picea as set forth in Article II.B.3.

94. “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

95. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

96. “Released Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each First Lien Secured Party; (d) Picea Robotics; and (e) all Holders of Claims and Existing Equity Interests that receive a notice of non-voting status who affirmatively opt-in to the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt-in to grant the releases provided in the Plan; (f) with respect to each of the Entities in the foregoing clauses (a) through (e), each such Entity’s current and former Affiliates (regardless of whether such interests are held directly or indirectly); (g) with respect to each of the Entities in the foregoing clauses (a) through (e), each such Entity’s current and former predecessors, participants, successors, assigns, subsidiaries, direct and indirect equityholders, interest holders, limited partners, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies; and (h) with respect to each of the Entities in the foregoing clauses (a) through (g), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided, that, in each case, an Entity shall not be a Releasing Party if fails to opt-in to the releases contained in this Plan, if permitted to opt-in.

97. “Releasing Parties” means, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each First Lien Secured Party; (d) Picea Robotics; and (e) all Holders of Claims and Existing Equity Interests that receive the notice of non-voting status and, in each case, who do affirmatively opt-in to the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt to grant the releases provided in the Plan.

98. “Reorganized Debtors” means each of the Debtors or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, as reorganized on the Effective Date in accordance with this Plan.

99. “Reorganized iRobot” means iRobot Corporation or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, as reorganized on the Effective Date in accordance with this Plan.

100. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 14, 2025, by and among the Company Parties and Picea, including all exhibits and attachments thereto, and as amended, restated, and supplemented from time to time in accordance with its terms.

101. “Restructuring Transactions” means the transactions described in Article IV.B.

102. “Restructuring Transactions Memorandum” means the summary of transaction steps to complete the Restructuring Transactions contemplated by this Plan, which may be included in the Plan Supplement and which shall be in form and substance acceptable to the Debtors and Picea.

103. “Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

104. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

105. “Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

106. “Scheduling Order” means the order of the Bankruptcy Court setting the date of the Confirmation Hearing and granting related relief.

107. “Secured” means any Claim or portion thereof to the extent (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

108. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

109. “Securities Act” means the Securities Act of 1933, as amended.

110. “Specified Guarantee” means any claims, guarantees, Liens, pledges, or other security interests held by any Holders of First Lien Claims under the Amended First Lien Credit Agreement against any Specified Subsidiary.

111. “Specified Subsidiary” means any Non-Debtor Affiliate that is a borrower or guarantor under the Amended First Lien Credit Agreement.

112. “Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

113. “Statutory Fees” means all fees the Debtors are obligated to pay pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

114. “Subsidiary” means, with respect to any Entity, any other Entity (i) of which such Entity or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) of which are at any time directly or indirectly owned or controlled by such Entity.

115. “Unexpired Lease” means a lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

116. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

117. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B. Rules of Interpretation

For purposes of this Plan: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to statutes, regulations, Orders, rules of courts, and the like shall mean such statutes, regulations, Orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, transferees and assigns; (m) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan or the Confirmation Order, all without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control in all respects; (n) except as otherwise provided, any references to the Effective Date shall mean on the Effective Date or as soon as reasonably practicable thereafter; (o) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (p) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (q) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (r) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; and (s) unless otherwise specified, any reference herein to the Plan or any provision thereof shall mean the Plan as it may have been or may be amended, restated, supplemented, or otherwise modified by the Confirmation Order.

C. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act, or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day (where Business Days are specified), then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D. Governing Laws

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein (including in the Plan Supplement), the laws of the State of New York, without giving effect to the principles of conflicts of law (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), shall govern the rights, obligations, construction, and implementation of this Plan and the Confirmation Order, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan or the Confirmation Order (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state or jurisdiction of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E. Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan or the Confirmation Order to the contrary, references in this Plan or the Confirmation Order to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

H. Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights set forth in the Restructuring Support Agreement, the Cash Collateral Orders, or any Definitive Document with respect to the form and substance of the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A. Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) shall be paid in full in Cash an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed on or prior to the Effective Date, the first Business Day after the date that is thirty days after the date such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B. Professional Fee Claims

1. Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, which funds shall come from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.B.2; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Fee Claims of the Professionals to be paid from the Professional Fee Escrow. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

2. Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. After notice (and opportunity for objections) and a hearing, if necessary, in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Escrow Account, after taking into account any prior payments to and retainers held by such Professionals, as soon as reasonably practicable following the date when such Professional Fee Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Allowed Professional Fee Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A. After all Allowed Professional Fee Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3. Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably and in good faith estimate their Professional Fee Claims through and including the Effective Date, and shall deliver such estimate to the Debtors and Picea no later than three days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors, in consultation with Picea, may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

4. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan or the Confirmation Order, from and after the Effective Date, the Reorganized Debtors may, in the ordinary course of business and without any further notice to or action, Order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

C. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification in General

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below for all purposes, including voting, Confirmation, and distributions pursuant to this Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

B. Formation of Debtor Groups for Convenience Only

This Plan is a separate plan of reorganization for each Debtor. This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

C. Summary of Classification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein.

Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:1

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien Claims	Impaired	Entitled to Vote
4	Picea HK Supply Agreement Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

D. Treatment of Claims and Interests

Subject to Article IV hereof, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors and the Holder of such Allowed Claim or Interest. Unless otherwise indicated, the Holder of an Allowed Claim or Interest shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or Reorganized Debtors, as applicable:

i.	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

[1]	The information in the table is provided in summary form and is qualified in its entirety by Article III.D.

ii.	delivery of the Collateral securing such Holder’s Allowed Other Secured Claim;

iii.	Reinstatement of such Holder’s Allowed Other Secured Claim; or

iv.	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.

Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

b.

Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash of such Holder’s Allowed Other Priority Claim or such other treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Allowed Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.

Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

3.	Class 3 – First Lien Claims

a.	Classification: Class 3 consists of all First Lien Claims.

b.

Allowance: The First Lien Claims shall be Allowed in an aggregate principal amount of no less than $183,000,000, plus all other unpaid and outstanding obligations including any accrued and unpaid interest thereon, and all applicable fees, costs, charges, expenses, premiums or other amounts arising under the Amended First Lien Credit Agreement or other First Lien Loan Documents, as applicable, in each case, as of the Petition Date.

c.

Treatment: On the Effective Date, Picea HK, as the Holder of 100% of the outstanding Allowed First Lien Claims, shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Allowed First Lien Claim, 95% of the New Common Equity.

d.	Voting: Class 3 is Impaired under this Plan. Each Holder of a First Lien Claims will be entitled to vote to accept or reject this Plan.

4.	Class 4 – Picea HK Supply Agreement Claims

a.	Classification: Class 4 consists of all Picea HK Supply Agreement Claims.

b.

Allowance: The Picea HK Supply Agreement Claims shall be Allowed in an aggregate principal amount of no less than $74,000,000, plus all other unpaid and outstanding obligations thereon as of the Petition Date.

c.

Treatment: On the Effective Date, Picea HK, as the Holder of 100% of the outstanding Allowed Picea HK Supply Agreement Claims, shall receive, in full and final satisfaction, release, discharge of, and in exchange for, such Allowed Picea HK Supply Agreement Claims, 5% of the New Common Equity. The remaining outstanding amount of approximately $84 million due to Picea Robotics under the Picea Supply Agreement shall remain due and owing as of the Effective Date.

d.	Voting: Class 4 is Impaired under this Plan. Each Holder of a Picea HK Supply Agreement Claim will be entitled to vote to accept or reject this Plan.

5.	Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all General Unsecured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agrees to a less favorable treatment on account of such Claim or such Claim has been paid or Disallowed by Final Order prior to the Effective Date, on and after the Effective Date, each Allowed General Unsecured Claim shall be Unimpaired and the Reorganized Debtors shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business, subject to (including under the Bankruptcy Code) all claims, defenses, disputes or Causes of Action the Debtors and Reorganized Debtors may have with respect to such Claims, including as provided in Article IV.P of the Plan; provided, that Allowed Lease Rejection Claims shall be paid in full on the Effective Date or as soon as reasonably practicable thereafter.

c.

Voting: Class 5 is Unimpaired under this Plan. Each Holder of a General Unsecured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

6.	Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.

Treatment: On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Claim shall have its Intercompany Claim Reinstated, or cancelled, released, and extinguished without any distribution.

c.

Voting: Class 6 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.

Treatment: On the Effective Date, at the Debtors’ election, each Holder of an Intercompany Interest shall have its Intercompany Interest Reinstated, or cancelled, released, and extinguished without any distribution.

c.

Voting: Class 7 is either deemed Unimpaired under this Plan, and each such Holder of an Intercompany Interest will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Intercompany Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

8.	Class 8 – Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.

Treatment: On the Effective Date, each Holder of an Existing Equity Interest shall have its Existing Equity Interest (including all related 510(b) Claims) cancelled, released, and extinguished without any distribution.

c.

Voting: Class 8 is Impaired under the Plan. Each Holder of an Existing Equity Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each such Holder is not entitled to vote to accept or reject this Plan.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right (with the consent of the Picea in its sole discretion) to modify this Plan in accordance with Article X to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

F. No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization for administrative purposes, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided herein, nothing in this Plan, the Confirmation Order, or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interests under the Plan for all such Debtors.

G. Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in this Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of (i) any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests and (ii) any Causes of Action of the Debtors or the Reorganized Debtors with respect to any such Unimpaired Claims or Interests.

H. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the commencement of the Confirmation Hearing shall be considered vacant and deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I. Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 101(31) of the Bankruptcy Code, (1) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (2) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.

J. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject this Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

K. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

L. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless provided otherwise by any Order of the Bankruptcy Court or the Restructuring Transactions Memorandum.

M. Relative Rights and Priorities

Unless otherwise expressly provided in this Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of Picea, to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further Order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the New Board deems appropriate.

A. Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with Cash on hand and Cash received on and after the Effective Date from operations in the ordinary course of business or otherwise.

B. Issuance and Distribution of New Common Equity

On the Effective Date, all Existing Equity Interests shall be cancelled and Reorganized iRobot shall issue or cause to be issued the New Common Equity in accordance with the terms of this Plan and the Confirmation Order. All of the New Common Equity issuable under this Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable. Each distribution and issuance referred to in Article IV hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Any Entity’s acceptance of New Common Equity shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity will be bound thereby in all respects. For the avoidance of doubt, all Holders of Allowed Claims entitled to distribution of New Common Equity hereunder shall be deemed to be a party to, and bound by, the New Organizational Documents regardless of whether such Holder has executed a signature page thereto.

C. Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into any transactions and take other actions consistent with the Plan and the Confirmation Order as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to, effectuate the Restructuring Transactions. The applicable Debtors or the Reorganized Debtors will, subject to the consent (not to be unreasonably withheld, conditioned, or delayed) of Picea, take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, in the Restructuring Transactions Memorandum, or in the Definitive Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, the creation of new subsidiaries, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the issuance of the New Common Equity; (5) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and premiums, fees, and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (6) the settlement, reconciliation, repayment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; (7) the implementation of any transaction contemplated by the Restructuring Transactions Memorandum, as applicable; and (8) all other actions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

D. Release of Guarantees and Liens Under Amended First Lien Credit Agreement

On the Effective Date and immediately prior to or concurrently with the applicable distributions made pursuant to this Plan to Holders of First Lien Claims and prior to the termination, discharge, and release of the Amended First Lien Credit Agreement and all related claims thereunder, the Amended First Lien Credit Agreement shall be deemed amended, amended and restated, or otherwise modified (provided that any such amendment, amendment and restatement or modification is acceptable to Picea), and the First Lien Agent shall be deemed directed by the Required Lenders (as defined in the Amended First Lien Credit Agreement) under the Amended First Lien Credit Agreement, to, among other things: (x) release and discharge all necessary guarantees (including any and all Specified Guarantees), Liens, pledges, or other security interests of any obligor or guarantor held by the First Lien Agent and any Holders of First Lien Claims (or the First Lien Agent for the benefit of any First Lien Claims), as applicable, relating to the Amended First Lien Credit Agreement; and (y) provide for any other necessary amendments, waivers, grants, releases, consents or instructions to any other party including any First Lien Agent pursuant to the Amended First Lien Credit Agreement to implement the Restructuring Transactions and release and discharge all necessary claims (including parallel debt obligations) against, guarantees (including any and all Specified Guarantees), Liens, pledges, or other security interests of any obligor or guarantor held by any Holders of the First Lien Claims (or the First Lien Agent for the benefit of any Holders of the First Lien Claims) and make the distributions to Holders of an Allowed Claim in the manner contemplated by the Plan and the Restructuring Transactions Memorandum. In addition, at the sole expense of the Debtors or the Reorganized Debtors, as applicable, the First Lien Agent under the Amended First Lien Credit Agreement shall execute and deliver all documents reasonably requested by Picea or the Reorganized Debtors to evidence the release of such claims (including parallel debt obligations), guarantees, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation, as applicable with respect thereto.

E. Reorganized Debtors

The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in a manner to be determined by the Debtors, with the consent of Picea (not to be unreasonably withheld, conditioned, or delayed, and provided that Picea shall be deemed to have provided consent following notice of any such determination and a five day opportunity to object if no objection is raised within such time) and will not violate the terms of the Plan.

F. Corporate Existence

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order, or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, or other form of Entity under governing law with all the powers of such corporation, limited liability company, or other form of Entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan, the Confirmation Order, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in this Article IV.F prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law after the Effective Date.

G. Exemption from Registration

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of the New Common Equity or any other securities under the Plan. The offering, issuance, and distribution of the New Common Equity and any other securities under the Plan shall be exempt from registration requirements under Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, or, if section 1145(a) of the Bankruptcy Code is not available, then the New Common Equity and any other securities under the Plan will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Equity and any other securities under the Plan on account of the First Lien Claims (a) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act, Regulation S under the Securities Act and/or another available exemption from registration under Section 5 of the Securities Act, and any other applicable U.S. state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, (b)(i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that (w) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (x) has not been such an “affiliate” within ninety calendar days of such transfer, (y) has not acquired the New Common Equity from an “affiliate” of the Reorganized Debtors within one year of such transfer, and (z) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code, and (c) will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (iii) the restrictions in the New Organizational Documents. To the extent such New Common Equity is issued in reliance on Section 4(a)(2) of the Securities Act or another exemption from registration under the Securities Act, it will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

In the event Reorganized iRobot elects, on or after the Effective Date, to reflect any ownership of the New Common Equity issued pursuant to the Plan through the facilities of DTC, Reorganized iRobot need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under the applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC or any transfer agent, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of the New Common Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC or any transfer agent shall be required to accept and conclusively rely upon the Plan or the Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity is exempt from registration and/or eligible for DTC-book-entry delivery, settlement, and depository services.

H. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Orders, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Orders, or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan or the Confirmation Orders, including Interests held by the Debtors in any Non-Debtor Affiliates, shall vest in each respective Reorganized Debtor and as set forth in the Restructuring Transactions Memorandum, free and clear of all Liens, Claims, charges, rights, or other encumbrances subject to and in accordance with the Plan. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Orders, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

I. Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under this Plan or as otherwise provided in this Plan, the Confirmation Orders or any agreement, instrument, or other document incorporated in this Plan, the Confirmation Orders, or the Plan Supplement, on the Effective Date, (1) any certificate, security, share, note, bond, credit agreement, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing, relating to, or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest or to any rights or obligations relating to any Claims against or Interests in the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) and any rights of any Holder in respect thereof shall be cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no force or effect; and (2) the obligations of the Debtors or the Reorganized Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect for purposes of: (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein; (b) allowing the Distribution Agent to make distributions under the Plan as provided herein; (c) preserving any rights of the First Lien Agent to payment of fees and expenses as against any money or property distributable to Holders under the Amended First Lien Credit Agreement.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim. Such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in, this Article IV.I.

J. Corporate Action

On the Effective Date, all actions contemplated by this Plan or the Confirmation Orders, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court, as applicable, in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption of the New Organizational Documents and any other new corporate governance documents; (3) the selection of the directors and officers for the Reorganized Debtors; (4) the execution and delivery of the applicable Definitive Documents and any related instruments, agreements, guarantees, filings, or other related documents; (5) the issuance of the New Common Equity; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (7) the implementation of the transactions contemplated by the Restructuring Transactions Memorandum, and (8) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

On the Effective Date, all matters provided for in this Plan or the Confirmation Orders involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Orders, shall be deemed to have occurred in accordance with the Plan and shall be in effect, without any requirement of further action by the security interest Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K. New Organizational Documents

On the Effective Date, the New Organizational Documents shall be adopted automatically by the applicable Reorganized Debtors. On or promptly after the Effective Date, the Reorganized Debtors may file their respective New Organizational Documents and other applicable agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

After the Effective Date, each Reorganized Debtor may amend and restate its limited liability company agreement, certificate of incorporation, and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, as applicable.

L. Directors, Managers, and Officers of the Reorganized Debtors

Following the Effective Date, the term of the current members of the boards of directors of Debtor iRobot Corporation shall expire, and the existing members of the boards of directors of Debtor iRobot Corporation shall be deemed to resign from such boards of directors, and the New Board of Reorganized iRobot shall be appointed in accordance with the New Organizational Documents. The officers of each of such Reorganized Debtors, as applicable, shall continue in their existing positions as of the Effective Date, subject to the terms of the New Organizational Documents. The members of the New Board immediately following the Effective Date shall consist of members designated in accordance with the New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing as part of the Plan Supplement, to the extent known at such time, the identity and affiliations of any Person proposed to serve on the New Board or as an officer of any of the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Orders, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

M. Liability of Officers, Directors, and Agents

The provisions of section 1125(e) of the Bankruptcy Code govern the protection from liability with respect to all matters governed by section 1125(e) of the Bankruptcy Code. The Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) have no liability for conduct that was authorized by an Order of the Bankruptcy Court. With respect to conduct during the period from the Petition Date through the Effective Date, the Debtors and their successors (and the officers, directors or agents of the Debtors or their successors) may be subject to liability only for conduct that constituted: (i) actual fraud, (ii) gross negligence, or (iii) willful misconduct; provided, that, the provisions of this Article IV.M apply only to the extent that such limitations on liability exist under applicable nonbankruptcy law. Notwithstanding this Article IV.M, this Plan does not limit liability for conduct for which the Bankruptcy Court’s approval was required by applicable law, but for which approval was not granted.

N. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, and the Securities issued pursuant to the Plan, including the New Common Equity, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law.

O. Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan or the Confirmation Order (including under any of the Definitive Documents and related documents) shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) the other Definitive Documents.

P. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, Order, or approval of the Bankruptcy Court.

Q. Employment and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Debtors under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) assume, pursuant to section 365 of the Bankruptcy Code, the employment agreements, including any employee or retention agreements between the Debtors and the executive leadership team on the Debtors; (2) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, employment, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order; provided, that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, to the extent that the Debtors have any retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), such retiree benefits shall continue to be paid in accordance with applicable law.

Notwithstanding the immediately preceding paragraph, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs and plans.

R. Dissolution of Certain Debtors

On or after the Effective Date, certain of the Debtors may be dissolved without further action under applicable law, regulation, Order, or rule, including any action by the stockholders, members, the board of directors, or similar governing body of the Debtors or the Reorganized Debtors; provided, that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the applicable Debtors, and may, to the extent applicable: (1) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable laws of their states or jurisdictions of formation; (2) complete and file all final or otherwise required federal, state, and local tax returns and pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates, as determined under applicable tax laws; and (3) represent the interests of the Debtors or their Estates before any taxing authority in all tax matters, including any action, proceeding or audit.

S. Private Company

On or prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.

The Reorganized Debtors shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Exchange Act or otherwise; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC except, in each case, as otherwise may be required pursuant to the New Organizational Documents or applicable law; and (c) not be required to list the New Common Equity on a U.S. or other stock exchange.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, Order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtors, pursuant to an Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases.

Subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in this Plan, the Confirmation Order or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected on, and as of, the Effective Date.

Each Executory Contract and Unexpired Lease assumed pursuant to this Plan, the Confirmation Order, or any other Order of the Bankruptcy Court shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law (following notice and an opportunity to object to the affected counterparties). Except as otherwise provided herein or agreed to by the Debtor and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, Permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights with respect thereto.

The Debtors (with the consent of Picea) reserve the right to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including forty-five days after the Effective Date.

B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including Lease Rejection Claims, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) entry of an Order of the Bankruptcy Court (including the Confirmation Order) approving such rejection and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time shall be Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property. All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, including Lease Rejection Claims, pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claim pursuant to Article III of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay any undisputed portion of a Cure Claim, if any, on (1) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (2) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (3) the assumption effective date, if different than the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may agree with the applicable counterparty to an Executory Contract or Unexpired Lease to be assumed to segregate the aggregate amount of the disputed portion of a Cure Claim on the Effective Date. Within seven days of the resolution of the disputed portion of a Cure Claim (whether by Order of the Court or agreement among the parties), the Debtors or the Reorganized Debtors, as applicable, shall pay the disputed portion of the Cure Claim to the applicable counterparty. Any Cure Claim on account of a monetary default shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, Order, or approval of the Bankruptcy Court.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim amount in Cash on the Effective Date or in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, that the Reorganized Debtors may settle any such dispute without any further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity.

In accordance with the Scheduling Order, the Debtors shall provide for the Combined Notice to be served to all applicable non-Debtor third parties (excluding Non-Debtor Affiliates) and their counsel (if known), reflecting the Debtors’ intention to assume the Executory Contracts or Unexpired Leases in connection with the Plan and indicating that the Debtors or the Reorganized Debtors, as applicable, will pay any undisputed portion of a Cure Claim, if any, on (a) the Effective Date or as soon as reasonably practicable thereafter, for Executory Contracts and Unexpired Leases assumed as of the Effective Date, (b) in the ordinary course of the Debtors’ business in accordance with the terms of such Executory Contract or Unexpired Lease, or (c) the assumption effective date, if different than the Effective Date. In addition, the Combined Notice provides that in the event of any dispute pertaining to the assumption of an Executory Contract or Unexpired

Lease, such dispute will be addressed pursuant to this Article V.C, which provides that the Court will make a determination on the dispute before the assumption is effective, or the Debtors (with the consent of Picea) or the Reorganized Debtors, as applicable, may settle any dispute without any further notice to any party or any action, order, or approval of the Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment on any grounds or related amount of the Cure Claim must be Filed, served, and actually received by the Debtors no later than the date specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that failed to timely object to the proposed assumption will be deemed to have assented to such assumption or assumption and assignment and any objection shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, Order, or approval of the Bankruptcy Court.

If there is a timely Filed objection regarding (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption or the cure amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon by the Debtors (with the consent of Picea) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, full payment of any applicable Cure Claim, and cure of any nonmonetary defaults pursuant to this Article V.C shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, upon the payment of all applicable Cure amounts and cure of any nonmonetary defaults.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts or Unexpired Leases pursuant to this Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts or Unexpired Leases.

E. Indemnification Obligations

Consistent with applicable law, all indemnification provisions in place prior to the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall (1) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Orders, (2) remain intact, in full force and effect, and irrevocable, (3) not be limited, reduced or terminated after the Effective Date, and (4) survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date irrespective of whether such indemnification obligation is owed for an act or event occurring before, on or after the Petition Date. All such obligations shall be deemed and treated as Executory Contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, for any reason, including by reason of section 502(e)(1)(B) of the Bankruptcy Code.

F. Insurance Policies

All of the Debtors’ insurance policies, including D&O Liability Insurance Policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto; provided, that the D&O Liability Insurance Policies existing just prior to the Effective Date may be put into run-off or otherwise a tail policy put into place with respect thereon on the Effective Date.

Notwithstanding anything to the contrary contained in this Plan or the Confirmation Orders, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies. Coverage for defense and indemnity under the D&O Liability Insurance Policies shall remain available to all applicable individuals insured thereunder.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

G. Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed or assumed and assigned shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter (1) the prepetition nature of such Executory Contracts and Unexpired Leases or (2) the validity, priority, or amount of any Claims that may arise in connection therewith, except as set forth under the express terms of any such modification, amendment, supplement, or restatement.

H. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming, assuming and assigning, or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I. Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

J. New Picea Supply Agreement

On the Effective Date, that certain Design Manufacturer and Supply Agreement, dated December 11, 2025, by and between iRobot Corporation, iRobot UK Ltd., and Picea, including all exhibits and attachments thereto (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms prior to the Execution Date (as defined therein), the “New Picea Supply Agreement”) shall be assumed by the Debtors and Reorganized Debtors. Picea’s Cure Claim as of the Petition Date shall be deemed satisfied in full as set forth in Article III.D.4 in connection with Reorganized iRobot’s assumption of the New Picea Supply Agreement. Picea’s Cure Claim arising on and after the Petition Date shall be satisfied as set forth in the New Picea Supply Agreement. For the avoidance of doubt, this Article V.J shall not release, and neither Picea HK nor Picea Robotics shall waive, any rights or claims against non-Debtor Affiliates, including any Claims under either the Picea Supply Agreement or the New Picea Supply Agreement owed by any such non-Debtor Affiliates to Picea Robotics, all of which shall remain outstanding.

ARTICLE VI.

PROCEDURES FOR RESOLVING

CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND INTERESTS

A. Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim is a Lease Rejection Claim. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B. Allowance of Claims

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C. Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims (excluding Lease Rejection Claims) must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims (excluding Lease Rejection Claims) not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Any objections to Lease Rejection Claims must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Lease Rejection Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D. Adjustment to Claims without Objection

If applicable, any duplicate Claim or Interest, any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Orders), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

E. Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F. No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, if any portion of a Claim is a Disputed Claim, the Distribution Agent may elect to either (i) withhold all Distributions in respect of such Claim until such Disputed Claim becomes an Allowed Claim or (ii) make Distributions with respect to the undisputed portion of such Claim pending the allowance of the Disputed amounts.

G. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan or the Confirmation Orders, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that this Plan provides for Allowed Claims in each applicable Class and in the manner provided in this Plan. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VI. Except as otherwise expressly provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to publicly held Securities shall be made to such Holders in exchange for such Securities, which shall be deemed canceled as of the Effective Date.

B. Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent may hire professionals or consultants to assist with making disbursements. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C. Distribution Record Date

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim.

D. Rights and Powers of Distribution Agent

1. Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court and subject to the prior consent of the Reorganized Debtors, the amount of any reasonable and documented fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course.

E. Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2. Minimum Distributions

No payment of fractional cents shall be made pursuant to the Plan, including to Holders of Allowed General Unsecured Claims by the Distribution Agent. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the distribution shall reflect a rounding of such fraction to the nearest whole penny, rounded down to the next lower whole cent.

3. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of an Allowed Claim is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of (i) six months from the Effective Date, and (ii) the date of distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further Order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Distribution Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check), as applicable, shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

F. Manner of Payment

At the option of the Distribution Agent, any Cash distribution to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

G. No Postpetition Interest on Claims

Unless otherwise specifically provided for herein or by Order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H. Compliance with Tax Requirements

In connection with this Plan, to the extent applicable, the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable, reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Any amounts withheld pursuant to the Plan and timely paid to the appropriate Governmental Unit shall be deemed to have been distributed to the applicable recipient for all purposes of the Plan to the extent permitted by applicable Law. All Persons holding Claims against any Debtor shall, upon written request, be required to provide any information reasonably necessary (including applicable IRS Form W-8 or W-9) for the Debtors, the Reorganized Debtors, or the Distribution Agent, as applicable to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

I. Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes.

J. Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, as of the Petition Date.

K. Setoffs and Recoupment

Except as expressly provided in the Cash Collateral Orders, the Confirmation Order, and this Plan, each Debtor or Reorganized Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any payments or distributions to be made pursuant to this Plan on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successor may possess against the applicable Holder.

Notwithstanding anything to the contrary herein and the automatic stay, nothing shall modify the rights, if any, of any Holder of Allowed Claims or any current or former party to an Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law with respect to undisputed amounts owing to or held by it, including (1) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Leases with the Debtors or any successors to the Debtors under the Plan; (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (3) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or any successors to the Debtors.

L. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ insurance policies, as applicable, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, Order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise provided in the Plan or the Confirmation Orders, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Orders or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Confirmation Orders, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatments that are provided in this Plan or the Confirmation Orders shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including Intercompany Claims that the Debtors resolve or compromise after the Effective Date) against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan and the Confirmation Orders on account of such Claims or Interests, including demands, Liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case, whether or not (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (3) the Holder of such a Claim or Interest has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the occurrence of the Effective Date.

B. Release of Liens

Except as otherwise specifically provided in this Plan, in any Definitive Document, or in any other contract, instrument, release, or other agreement or document amended or created pursuant to the Plan, on the Effective Date, all Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such a Secured Claim (and the First Lien Agent for such Holder, if any) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any Collateral or other property of any Debtor (including any Cash Collateral and possessory Collateral) held by such Holder (and the First Lien Agent), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including as required under the laws of other jurisdictions for non-U.S. security interests and including the execution, delivery, and filing or recording of such releases, and shall authorize the Reorganized Debtors to file UCC-3 termination statements with respect thereto. The presentation or filing of the Confirmation Orders to or with any federal, state, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or the First Lien Agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the First Lien Agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall (a) pay the reasonable and documented fees and expenses of the First Lien Agent, in each case including local and foreign counsel, to the extent payable under the Amended First Lien Credit Agreement in connection with the foregoing and (b) be entitled to make any such filings or recordings on such Holder’s behalf.

C. Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Causes of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Amended First Lien Credit Agreement, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transactions, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims under this Plan, including the right to receive distributions under this Plan, (3) any Cause of Action, listed, described or otherwise included on the Schedule of Retained Causes of Action, (4) any Claim, Cause of Action, dispute, or defense related to the failure to execute an agreed upon amendment to any Executory Contract or Unexpired Lease to the extent such issue is not resolved prior to the Effective Date, (5) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct, or (6) any Claim, dispute, or defense of the Debtors or the Reorganized Debtors preserved under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases in

Article VIII.C are: (1) essential to Confirmation of this Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (4) a good-faith settlement and compromise of the Claims and Causes of Action released by the Debtor Releases in Article VIII.C; (5) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (6) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (7) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases in Article VIII.C.

D. Third-Party Release

Except as otherwise expressly set forth in this Plan or the Confirmation Orders, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged by each Releasing Party (in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities) from any and all Claims and Causes of Action, including any derivative Claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereafter arising, in law, equity, contract, tort, or otherwise that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim, Cause of Action, or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the Amended First Lien Credit Agreement, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), or any aspect of the Restructuring Transactions, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan, the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any act occurring after the Effective Date with respect to the Restructuring Transaction, the obligations arising under Definitive Document to the extent imposing obligations arising after the Effective Date (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan, (2) the rights of Holders of Allowed Claims to receive distributions under this Plan, (3) the rights of any current employee of the Debtors under any employment agreement or plan, (4) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, (5) any Claim, Cause of Action, or defense related to the failure to execute an agreed upon amendment to any Executory Contract or Unexpired Lease to the extent such issue is not resolved prior to the Effective Date, or (6) any Claim or Cause of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the terms by which matters are subject to a compromise and settlement, including the Debtor Releases in Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases in this Article VIII.D are: (1) essential to Confirmation of this Plan; (2) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing this Plan; (3) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases in this Article VIII.D; (4) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (5) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases in this Article VIII.D.

E. Exculpation

Except as otherwise specifically provided in this Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim whether direct or derivative related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases from the Petition Date to or on the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan and the Confirmation Orders.

The Exculpated Parties set forth above have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with applicable law with respect to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

F. Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to this Plan.

Except as otherwise expressly provided in this Plan or the Confirmation Orders, or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

(a)	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(b)

enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(c)

creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(d)

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

(e)

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to this Plan or the Confirmation Orders.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Debtors or the Exculpated Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Picea Supply Agreement, New Picea Supply Agreement, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person or Entity is a Releasing Party, without the Bankruptcy Court (1) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (2) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor or Exculpated Party.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan, the Confirmation Order or under any other Definitive Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Orders from bringing an action to enforce the terms of this Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Orders. The injunction in this Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G. Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H. Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, Permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I. Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J. Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of Allowance or Disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO

CONSUMMATION OF THIS PLAN

A. Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B.

(a)	the Restructuring Support Agreement shall not have been terminated, shall continue to be in full force and effect;

(b)

this Plan, as confirmed by the Confirmation Order, shall not have been amended or modified in any manner unless such amendment or modification is effectuated in accordance with the terms set forth in this Plan and the Restructuring Support Agreement (including all consent rights of Picea with respect to the Confirmation Order and the Plan, including any amendments or modification thereto);

(c)	the Cash Collateral Orders shall not have been vacated, stayed, or modified without the prior written consent of Picea;

(d)

no termination event shall have occurred and be continuing under the Cash Collateral Orders, that has not been waived in writing by Picea or cured by the Debtors in a manner consistent with the Cash Collateral Orders;

(e)

all financing necessary for this Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred, having been satisfied or waived);

(f)	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1;

(g)	the New Organizational Documents shall have been adopted;

(h)

all requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, including the receipt of all Antitrust and Foreign Investment Approvals, to the extent required;

(i)

all Definitive Documents (including all documents in the Plan Supplement) to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) (a) executed and in full force and effect, delivered, assumed, or performed, as the case may be, and in form and substance (i) acceptable to the Debtors and Picea, and (ii) otherwise consistent with the consent rights set forth in this Plan, (b) to the extent required, filed with the applicable Governmental Units in accordance with applicable law; and (c) any conditions precedent contained in such documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

(j)

the Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated by the Plan and the Restructuring Support Agreement in a manner consistent in all respects with the Plan and Restructuring Support Agreement;

(k)

subject to the consent rights under the Restructuring Support Agreement, all documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Effective Date shall have been executed and delivered;

(l)	the Bankruptcy Court shall have entered the Scheduling Order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived in writing by Picea;

(m)

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the consent rights contained therein and herein;

(n)

there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan; and

(o)	the Bankruptcy Court shall have entered the Confirmation Order and any other order required to approve any Definitive Document, in each case in form and substance acceptable to Picea.

B. Waiver of Conditions

Any condition to the Effective Date of this Plan set forth in Article IX.A hereof may be waived, in whole or in part, by the Debtors with the prior written consent of Picea, without notice, leave, or Order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.

C. Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D. Effect of Nonoccurrence of a Condition

If the Effective Date does not occur, then: (1) this Plan will be null and void in all respects; and (2) nothing contained in this Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A. Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), and otherwise consistent with the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to modify this Plan (with the consent of Picea, such consent not to be unreasonably withheld, conditioned or delayed) without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) with the consent of Picea (such consent not to be unreasonably withheld, conditioned or delayed) without further order or approval of the Bankruptcy Court; provided, that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof in accordance are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of This Plan

Subject to the consent rights under the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order, and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan;

(c)

resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease, including employment related agreements, to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; (iii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed, including any employment related agreements; (iv) any other issue related to any Executory Contracts and Unexpired Leases; or (v) any dispute regarding whether the Plan or any Restructuring Transactions trigger any cross-default or change of control provision in any contract or agreement;

(d)

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(e)

ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)

adjudicate, decide, or resolve any and all matters related to Causes of Action that may arise from or in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(h)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)

enter and implement such Orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of this Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with this Plan, the Confirmation Order, or the Disclosure Statement;

(j)	enter and enforce any Order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(k)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Entity’s obligations incurred in connection with this Plan or the Confirmation Order and the administration of the Estates;

(l)

hear and determine disputes arising in connection with the interpretation, implementation, effect, or enforcement of this Plan, the Plan Supplement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(m)

issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of this Plan or to restrain interference by any Entity with Consummation or enforcement of this Plan or the Confirmation Order;

(n)	resolve any matters related to the issuance of the New Common Equity;

(o)

adjudicate, decide, or resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

(p)

adjudicate, decide, or resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.L;

(q)	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(r)

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement; provided, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

(s)	adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated thereby;

(t)	adjudicate, decide, or resolve any and all matters related to the Restructuring Transaction;

(u)	consider any modifications of this Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

(v)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(w)	adjudicate, decide, or resolve disputes as to the ownership of any Claim or Interest;

(x)	adjudicate, decide, or resolve all matters related to any subordinated Claim;

(y)	adjudicate, decide, or resolve matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(z)	grant any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(aa) enforce all Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

(bb) hear any other matter not inconsistent with the Bankruptcy Code;

(cc)	enter an Order concluding or closing any or all of the Chapter 11 Cases;

(dd) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan; and

(ee) hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in this Plan, including under Article VIII.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date; provided, that the jurisdiction of the Bankruptcy Court shall be non-exclusive with respect to disputes concerning General Unsecured Claims.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether their Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in this Plan or the Confirmation Orders, each Entity acquiring property under this Plan or the Confirmation Orders, and any and all Entities that are parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Orders, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

B. Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Confirmation Order. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Allowed Claims receiving distributions pursuant to this Plan and the Confirmation Order and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and the Confirmation Order.

C. Payment of Certain Fees

All fees due and payable before the Effective Date pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Debtors or the Reorganized Debtors, as applicable, for each quarter (including any fraction thereof), until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided, that on and after the Effective Date, the Reorganized Debtors shall (1) pay in full in cash when due and payable, and shall be responsible for paying, any and all such fees and interest with respect to any and all disbursements (and any other actions giving rise to such fees and interest) of the Reorganized Debtors, and (2) File in the Chapter 11 Cases (to the extent they have not yet been closed, dismissed, or converted) quarterly reports as required by the Bankruptcy Code, Bankruptcy Rules, and Local Rules, as applicable, in connection therewith. The U.S. Trustee shall not be required to file any proof of claim or request for payment for quarterly fees.

All filing fees and local counsel fees paid by any party in respect of filing under any Antitrust Laws or Foreign Investment Laws shall be borne by the Debtors.

D. Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Orders shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any Entity unless and until the Effective Date has occurred.

E. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan or the Confirmation Orders shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F. Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. If to the Debtors or the Reorganized Debtors:

iRobot Corporation

8 Crosby Drive

Bedford, MA 01730

Attn.:	Jeff Engel, Karian Wong and Kevin Lanouette
E-mail address:	jengel@irobot.com
karianwong@irobot.com
klanouette@irobot.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Paul M. Basta, Alice B. Eaton, and John T. Weber
E-mail address:	pbasta@paulweiss.com
aeaton@paulweiss.com
jweber@paulweiss.com

- and -

Young Conaway Stargett & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attn.:	Andrew Magazinger, Sean Greecher, Shella Borovinskaya, and
Kristin L. Cardoza
E-mail address:	amagaziner@ycst.com
sgreecher@ycst.com
sborovinskaya@ycst.com
kcardoza@ycst.com

2. If to Picea:

Attn: Yang Kaiqi

Building A6, PICEA Group Industrial Park

No. 145 Yuhu Road, Yulv Community, Yutang Subdistrict, Guangming District

Shenzhen, Guangdong Province, the People’s Republic of China

Email:	yangkq102741@piceacorp.com

With copies (which shall not constitute notice) to:

White & Case LLP

555 South Flower Street, Suite 2700

Los Angeles, CA 90071-2433

Attn.:	Roberto Kampfner
Email:	rkampfner@whitecase.com

- and -

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn.:	David Turetsky
Email:	david.turetsky@whitecase.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G. Term of Injunctions or Stays

Unless otherwise provided in this Plan or the Confirmation Orders, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Orders) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Orders shall remain in full force and effect in accordance with their terms.

H. Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Orders, the applicable Definitive Documents, the Plan Supplement, and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan, the Confirmation Orders, the Definitive Documents, the Plan Supplement, and documents related thereto.

I. Exhibits

All exhibits and documents included in this Plan, the Confirmation Orders, and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.stretto.com/iRobot or the Bankruptcy Court’s website at http://www.deb.uscourts.gov/.

J. Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of this Plan and the Confirmation Orders.

K. Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the consent of Picea), may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Orders shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors, as applicable; and (3) non-severable and mutually dependent.

L. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, each of the Released Parties and Exculpated Parties will be deemed to have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and in a manner consistent with the Disclosure Statement, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and Consummation of the Plan, including the negotiation, execution, delivery, and performance of the Restructuring Support Agreement and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan. Without limiting the generality of the foregoing, upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and other applicable law, and, pursuant to section 1125(e) of the Bankruptcy Code, any person will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

M. Request for Expedited Determination of Taxes

The Debtors or the Reorganized Debtors, as the case may be, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

N. No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

O. Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (1) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case and (2) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

P. Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Interest, the Bankruptcy Court may: (1) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (2) enforce the Plan by order of specific performance; (3) award judgment against such defaulting Holder of a Claim or Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (4) make such other Order as may be equitable that does not materially alter the terms of the Plan.

[Signature page follows]

Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: December 14, 2025	iRobot Corporation (for itself and on behalf of each the other Debtors and Debtors in Possession)

/s/ Karian Wong
Name: Karian Wong
Title: Chief Financial Officer

Exhibit B

Company Parties

COMPANY
1.	iRobot Corporation
2.	iRobot US Holdings, LLC
3.	iRobot Holdings LLC
4.	iRobot UK Ltd.
5.	iRobot Japan G.K.
6.	iRobot France SAS
7.	iRobot Iberia SL